Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on post effective amendment No. 1 to Form S-1 of CS Financing Corporation of our report dated March 2, 2007 relating to the financial statements of CS Financing Corporation for the period from August 19, 2005 (inception) to December 31, 2005, year ended December 31, 2006 and the period from August 19, 2005 (inception) to December 31, 2006 which appears in this Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota
March 5, 2007